Exhibit 10.1

MASTER LOAN AGREEMENT

BETWEEN

EP AVIATION, LLC

(“BORROWER”)

AND

THE HUNTINGTON NATIONAL BANK

(“BANK”)

DATED AS OF APRIL 23, 2010

i

EXHIBIT C AIRCRAFT PLEDGED AS COLLATERAL	47

v

MASTER LOAN AGREEMENT

This Master Loan Agreement dated as of April 23, 2010 (this “Agreement”), is between EP AVIATION, LLC, a Delaware limited liability company (the “Borrower”) and THE HUNTINGTON NATIONAL BANK, a national banking association (together with its successors and assigns, the “Bank”).

Preliminary Statement

The Borrower has requested, and Bank has agreed, to lend not more than $65 million to Borrower pursuant to the terms and conditions of this Agreement.  This loan refinances certain indebtedness owed by the Borrower and certain of its affiliates to the Bank, and shall be secured by certain aircraft owed by the Borrower, as described in this Agreement.

Agreement

In consideration of the facts set forth above, and the mutual covenants that follow, the parties agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

Section 1.1.           Terms Defined in this Agreement.  In addition to terms expressly defined elsewhere in this Agreement, the following terms used in this Agreement shall have the following respective meanings:

“AAR” means AAR CORP., a Delaware corporation.

“Aggregate Facility” means $65,000,000.00.

“Aggregate Revolving Credit Commitment”  See Section 2.1.

“Agreed Value” means:

(a)           with respect to any Aircraft acquired on or after the Closing Date for which an appraisal has been obtained, the lesser of Borrower’s cost or the Appraised Value of such Aircraft after taking into account the anticipated upgrades and/or overhauls to be performed on such Aircraft within 180 days of the acquisition of such Aircraft; AND

(b)           with respect to any Aircraft acquired by the Borrower prior to the Closing Date, the Appraised Value of such Aircraft as set forth on Schedule 1.1A.

Except as provided above, after an Aircraft is added to the Borrowing Base and so long as it remains in the Borrowing Base, the Agreed Value of that Aircraft shall not change except on terms and conditions acceptable to the Bank in its sole discretion.

“Aircraft” means (i) any aircraft registered under the laws of the United States, or (ii) any aircraft registered in a country other than the United States that has ratified and adopted the Cape Town Convention; (iii) all engines, propellers, avionics, accessories, components, of the foregoing owned by Borrower, and (iv) all substitutions, products, and proceeds of the foregoing.

“Amortized Value” shall mean the Agreed Value of any Eligible Aircraft as reduced through amortization on a straight line basis over seven (7) years (the “amortization period”) commencing as follows:

(a)           with respect to any Eligible Aircraft acquired prior to the Closing Date, the amortization period shall commence on the Closing Date; and

(b)           with respect to any Eligible Aircraft acquired on or after the date hereof, the amortization period shall commence on the date such Eligible Aircraft is purchased by the Borrower.

“Applicable Interest Rate” means the LIBOR Rate plus the Applicable Margin, provided, however, that after the Credit Termination Date, the Applicable Interest Rate shall be equal to the Default Rate.  Subject to any maximum or minimum interest rate limitations specified herein or by applicable laws, the Applicable Interest Rate shall change automatically without notice to the Borrower on the first LIBOR Rate Bank Day of each calendar month to reflect any change in the LIBOR Rate.

“Applicable Margin” means 3.25%.

“Appraised Value” means value based upon a fair market value appraisal conducted in a manner satisfactory to the Bank in its sole discretion not more than 180 days immediately prior to the date such Aircraft is added to the Borrowing Base or, with respect to Aircraft added to the Borrowing Base as of the Closing Date, as set forth on Exhibit C.  Bank acknowledges and agrees that there may not be a developed market for one or more of the types of Aircraft to be purchased by the Borrower, and therefore agrees to consider, in good faith, appraisals and comparable sales information concerning such Aircraft provided by Borrower that rely on global market data where no reliable U.S. market exists for such Aircraft.

“Authorized Officer” means any officer of the Borrower duly authorized by action of the Borrower’s board of directors to act on Borrower’s behalf in connection with the Loans.

“Bank Parties” see Section 11.7.

“Borrower” see introductory paragraph.

“Borrowing Base” means the aggregate of 75% of the Amortized Value of each Eligible Aircraft for which an appraisal has been received by the Bank.

“Borrowing Base Report” see Section 8.1(f).

“Business Day” means any day of the year other than Saturdays and Sundays on which banks located in Grand Rapids, Michigan are open for the transaction of business.

“Cape Town Convention”  means the Convention on International Interests in Mobile Equipment and its related protocol, the Protocol to Convention on International Interests in Mobile Equipment on Matters Specific to Aircraft Equipment.

“Capital Expenditures” means all expenditures which, in accordance with GAAP, would be required to be capitalized and shown on the Consolidated balance sheet of the Company, including expenditures in respect of Capital Leases, but excluding expenditures made in connection with the replacement, substitution or restoration of assets to the extent financed (a) from insurance proceeds (or other similar recoveries) paid on account of the loss of or damage to the assets being replaced or restored or (b) with awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced.

“Capital Lease” means, with respect to any Person, any lease of (or other agreement conveying the right to use) any real or personal property by such Person that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of such Person.

“Capital Stock” shall mean (a) in the case of a corporation, capital stock and (b) in the case of a limited liability company, membership interests.

“Cash Equivalents” means (a) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) having maturities of not more than twelve (12) months from the date of acquisition, (b) U.S. dollar denominated time deposits and certificate of deposit of (i) the Bank, (ii) any domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000 or (iii) any bank whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody’s is at least P-1 or the equivalent thereof (any such bank being an “Approved Lender”), in each case with maturities of not more than 364 days form the date of acquisition, (c) commercial paper and variable or fixed rate notes issued by any Approved Lender (or by the parent company thereof) or any variable or fixed rate notes issued by, or guaranteed by, any domestic corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody’s and maturing within six months of the date of acquisition, (d) repurchase agreements with a bank or trust company (including Lender) or recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States of America in which the owner shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations, (e) obligations of any State of the United States or any political subdivision thereof, the interest with respect to which is exempt from federal income taxation under Section 103 of the Code, having a long term rate of at least Aa-3 or AA- by Moody’s or S&P, respectively, (f) investments in municipal auction preferred stock (i) rated AAA or the equivalent thereof) or better by S&P or Aaa (or the equivalent thereof) or better by Moody’s and (ii) with dividends that reset at least once every 365 days and (g) investments, classified in accordance with GAAP as current assets, in money market investment programs registered under the Investment

Company Act of 1940, as amended, which are administered by reputable financial institutions having capital of at least $100,000,000 and the portfolios of which are limited to investments of the character described in the foregoing subdivisions (a) through (f).

“Closing Date” means April 23, 2010 or such later date that all of the conditions to disbursement set forth in Section 10 have been satisfied, and the initial disbursement of the Loan is made to Borrower.

“Collateral” means all Aircraft pledged now or hereafter as security for the Loans, including as of the Closing Date but not limited to those Aircraft described on the attached Exhibit C.

“Collateral Documents” means, collectively, any and all documents and instruments pursuant to which a Lien is granted to the Bank (or to any agent, trustee, or other party acting on the Bank’s behalf) as security for the Loan or as security for any Guaranty, as such documents and instruments may be amended, modified or supplemented from time to time with the Bank’s advance written consent.

“Computation Period” means each period of four consecutive fiscal quarters of AAR ending on the last day of a fiscal quarter.

“Consolidated” means the financial statements of AAR and each Person controlled directly or indirectly by AAR which has been consolidated in accordance with GAAP.

“Consolidated Net Income” means, with respect to the Guarantor and its Subsidiaries for any period, the net income (or loss) of the Guarantor and its Subsidiaries for such period (taken as a cumulative whole), as determined in accordance with GAAP, after eliminating all offsetting debits and credits between the Guarantor and its Subsidiaries and all other items required to be eliminated in the course of the preparation of Consolidated financial statements of the Guarantor and its Subsidiaries in accordance with GAAP.

“Consolidated Rentals” means, for any Computation Period for the Guarantor and its Subsidiaries, the aggregate fixed amounts payable by the Guarantor and its Subsidiaries, determined on a Consolidated basis, under Operating Leases.

“Consolidating” means the separate financial statements of AAR and each Person controlled directly or indirectly by AAR.

“Contingent Liability” means, with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any Debt, dividend or other obligation of any other Person in any manner, whether directly or indirectly, including (without limitation) obligations incurred through an agreement, contingent or otherwise, by such Person: (a) to purchase such Debt or obligation or any property constituting security therefor; (b) to advance or supply funds (i) for the purchase or payment of such Debt or obligation, or (ii) to maintain any working capital or other balance sheet condition or any income statement condition of any other Person or otherwise to advance or make available funds for the purchase or payment of such Debt or obligation; (c) to lease properties or to purchase properties or services primarily for the purpose of assuring the owner of such Debt or obligation of the ability of any other Person to make payment of the Debt or obligation; or (d) otherwise to assure the owner of such Debt or obligation against loss in respect thereof.  In any computation of the Debt or other liabilities of the obligor under any Contingent Liability, the Debt or other obligations that are the subject of such Contingent Liability shall be assumed to be direct obligations of such obligor.

“Covenant Compliance Certificate” - see Section 8.1(c) and Exhibit B.

“Credit Termination Date” means the earlier of (i) April 23, 2015; or (ii) such other date after the occurrence of an Event of Default as provided in Section 10.2.

“Debt” of any Person means, without duplication, (a) its liabilities for borrowed money determined in accordance with GAAP; (b) its liabilities for the deferred purchase price of property acquired by such Person (excluding accounts payable and other accrued liabilities arising in the ordinary course of business but including, without limitation, all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property); (c) its Capital Lease obligations; (d) all liabilities for borrowed money (other than Nonrecourse Debt) secured by any Lien with respect to any property owned by such Person (whether or not it has assumed or otherwise become liable for such liabilities); (e) all obligations, contingent or otherwise, with respect to the face amount of all letters of credit (whether or not drawn), bankers’ acceptances and similar obligations issued for the account of such Person (including the Letters of Credit under the Guarantor Credit Agreement); (f) all Hedging Obligations of such Person; and (g) any Contingent Liability of such Person with respect to liabilities of a type described in any of clauses (a) through (f) hereof.  Debt of any Person shall include all obligations of such Person of the character described in clauses (a) through (g) to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is deemed to be extinguished under GAAP.  For further certainty, obligations of the Guarantor and its Subsidiaries as lessee in respect of operating leases (including “leveraged leases” and “synthetic leases” that are accounted for as operating leases) under GAAP shall not constitute “Debt” and obligations of the Guarantor and its Subsidiaries in respect of intercompany expenses, billings and other charges between and among the Guarantor and its Subsidiaries consistent with their historical business practices shall not constitute “Debt”.

“Default Rate” means the rate of interest per annum which is 250 basis points in excess of the Applicable Interest Rate on the Credit Termination Date.

“Dollar(s)” and the sign “$” means lawful money of the United States of America.

“EBITDA” means, for any period Consolidated Net Income for such period plus, to the extent deducted in determining such Consolidated Net Income, Interest Expense, income and franchise tax expense, depreciation and amortization losses (less gains) from asset dispositions, extraordinary losses (less extraordinary gains), transaction costs in an aggregate amount not to exceed $4,000,000 incurred in connection with the acquisition of the Borrower and Aviation Worldwide Services, L.L.C., this Agreement and the 2010 Credit Agreement, and transaction costs incurred in connection with the issuance by the Company of high-yield debt or equity, in each case, for such period.  EBITDA shall be calculated on a pro forma basis to give effect to any acquisition consummated at any time on or after the first day of a Computation Period, as if such acquisition had been consummated on the first day of such Computation Period.

“EBITDAR” means, for any period, EBITDA plus, to the extent deducted from Consolidated Net Income when determining EBITDA, Consolidated Rentals for such period.

“Eligible Aircraft” means any Aircraft (i) owned by the Borrower, (ii) in which the Bank has a perfected, first priority security interest, (iii) covered by insurance as required by this Agreement; (iv) in good order and repair and in airworthy condition in accordance with the requirements of the manufacturer’s operation and maintenance manuals and any applicable laws or regulations pertaining to the operation and maintenance of the Aircraft (Aircraft whose damage, loss or needed repair is adequately covered by insurance as required by this Agreement shall be deemed in good order and repair and in airworthy condition), (v) is not subject to or encumbered by any Lien other than Permitted Liens, (vi) for which an Agreed Value shall been determined in accordance with the terms and conditions of this Agreement, (vii) is otherwise in material compliance with all other conditions and requirements of this Agreement, and (viii) is designated by the Borrower as part of the Borrowing Base.

“Environmental Claims” see Section 8.13(c).

“Environmental Laws” means any and all federal, state or local environmental or health and safety related laws, regulations, rules, ordinances, orders or directives.

“EP Aviation” means EP Aviation, LLC, a Delaware limited liability company.

“Event of Default” means any of the events described in Section 10.1.

“Fixed Charge Coverage Ratio” means, for any Computation Period, the ratio of (a) the total for such period of EBITDAR for the Guarantor and its Subsidiaries minus the sum of income taxes paid in cash by the Guarantor and its Subsidiaries and all Capital Expenditures incurred by the Guarantor and its Subsidiaries to (b) the sum for such period of (i) cash Interest Expense paid by the Guarantor and its Subsidiaries, plus (ii) required payments of principal of Funded Debt for the Guarantor and its Subsidiaries (excluding (A) the Revolving Loans, as defined in the Guarantor Credit Agreement, (B) revolving loans under the 2010 Credit Agreement, (C) required principal payments under the Company’s notes due May 15, 2011, the aggregate initial principal amount of which is $42,000,000, and (D) the Loans), plus (iii) Consolidated Rentals paid by the Guarantor and its Subsidiaries, plus (iv) Restricted Payments paid by the Guarantor during such Computation Period.

“Funded Debt” means, as to any Person, all Debt of such Person that matures more than one year from the date of its creation (or is renewable or extendible, at the option of such Person, to a date more than one year from such date).

“GAAP” means the generally accepted accounting principles consistently applied with such changes thereto as (i) shall be consistent with the then effective principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors and successors and

(ii) shall be concurred in by the independent certified public accountants of recognized standing certifying any financial statements of the Borrower and its Subsidiaries.

“General Intangibles” means “general intangibles” as such term is defined in the UCC, including, without limitation, rights to the payment of money (other than Accounts), trademarks, trade names, service marks, designs, logos, and the goodwill of the business relating thereto, copyrights, copyright registrations, patents, patent applications, and contracts, licenses and franchises (except in the case of licenses and franchises in respect of which the Borrower is the licensee or franchisee if the agreement in respect of such license or franchise prohibits by its terms any assignment or grant of a security interest), limited and general partnership interests and joint venture interests, distributions on certificated securities (as defined in the UCC) and uncertificated securities (as defined in the UCC), computer programs and other computer Software, tape drives, utilities and application programs, inventions, designs, trade secrets, goodwill, proprietary rights, customer lists, supplier contracts, sale orders, correspondence, advertising materials, federal and state income tax refunds, payments due in connection with any confiscation, condemnation, seizure or forfeiture of any property, reversionary interests in pension and profit-sharing plans and reversionary, beneficial and residual interests in trusts, credits with and other claims against any Person, together with any collateral for any of the foregoing and the rights under any security agreement granting a security interest in such collateral.

“Guarantor” means AAR.

“Guarantor Credit Agreement” means that certain Credit Agreement dated as of August 31, 2006, among the Guarantor, the Lenders (as defined therein) and Bank of America, N.A., as agent, as the same may be amended, restated, supplemented or otherwise modified, from time to time, and any replacement or refinancing thereof from time to time.

“Guaranty” means the Guaranty Agreement, of even date herewith, executed by the Guarantor in favor of the Bank with respect to any or all of the Obligations.

“Hazardous Material” means any hazardous substance or any pollutant or contaminant defined as such in (or for purposes of) the Comprehensive Environmental Response, Compensation, and Liability Act, any so called “Superfund” or “Superlien” law, the Toxic Substances Control Act, or any other federal, state or local statute, law, ordinance, code, rule, regulation, order or decree regulating, relating to or imposing liability or standards on conduct concerning any hazardous, toxic or dangerous waste, substance or material, as now or at any time hereafter in effect; asbestos or any substance or compound containing asbestos; polychlorinated biphenyls or any substance or compound containing any polychlorinated biphenyl; and any other hazardous, toxic or dangerous waste, substance or material.

“Hedging Agreement” means any interest rate, currency or commodity swap agreement, cap agreement or collar agreement, and any other agreement or arrangement designed to protect a Person against fluctuations in interest rates, currency exchange rates or commodity prices.

“Hedging Obligation” means, with respect to any Person, any liability of such Person under any Hedging Agreement.

“Indemnified Liabilities” see Section 11.7.

“Interest Expense” means for any period the Consolidated net interest expense of the Guarantor and its Subsidiaries for such period (including all imputed interest on Capital Leases).

“LIBOR Rate” means the rate obtained by dividing: (1) the actual or estimated per annum rate, or the arithmetic mean of the per annum rates, of interest for deposits in U.S. dollars for the related LIBOR Rate Interest Period (as hereinafter defined), as determined by Bank in its discretion based upon reference to information which appears on page LIBOR01, captioned British Bankers Assoc. Interest Settlement Rates, of the Reuters America Network, a service of Reuters America Inc. (or such other page that may replace that page on that service for the purpose of displaying London interbank offered rates; or, if such service ceases to be available or ceases to be used by Bank, such other reasonably comparable money rate service as Bank may select) or upon information obtained from any other reasonable procedure, as of two LIBOR Rate Bank Days prior to the first day of a LIBOR Rate Interest Period; by (2) an amount equal to one minus the stated maximum rate (expressed as a decimal), if any, of all reserve requirements (including, without limitation, any marginal emergency, supplemental, special or other reserves) that is specified on the first day of each LIBOR Rate Interest Period by the Board of Governors of the Federal Reserve System (or any successor agency thereto) for determining the maximum reserve requirement with respect to eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D of such Board) maintained by a member bank of the such System, or any other regulations of any governmental authority having jurisdiction with respect thereto as conclusively determined by the Bank.

“LIBOR Rate Bank Day” means any day other than a Saturday or a Sunday on which banks are open for business in Grand Rapids, Michigan and on which banks in London, England settle payments.

“LIBOR Rate Interest Period” means one (1) month, provided that (i) if any LIBOR Rate Interest Period would otherwise expire on a day which is not a LIBOR Rate Bank Day, the LIBOR Rate Interest Period shall be extended to the next succeeding LIBOR Rate Bank Day (provided, however, that if such next succeeding LIBOR Rate Bank Day occurs in the following calendar month, then the LIBOR Rate Interest Period shall expire on the immediately preceding LIBOR Rate Bank Day.)

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

“Loans” means collectively all Revolving Loans, and the term “Loan” means any such Revolving Loan.

“Margin Stock” has the meaning given to such term in Regulation U.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, property or condition (financial or otherwise) of the Guarantor and its Subsidiaries taken as a whole, (b) the ability of the Borrower or the Guarantor to perform its respective material obligations, when such obligations are required to be performed, under this Agreement, any of the Notes or any of the other Related Documents or the material rights or remedies of Bank thereunder or hereunder.

“Nonrecourse Debt” means any Debt of any Person which, by the terms thereof, does not represent a claim against any general assets or revenues of such Person other than the specific assets that are subject to a Lien securing such Debt.

“Note” shall mean collectively and individually the Revolving Loan Notes.

“Obligations” mean any individual and the aggregate of all obligations, liabilities and indebtedness of the Borrower to the Bank, howsoever created, arising or evidenced, whether joint or several, direct or indirect, absolute or contingent, now or hereafter existing or arising, or due or to become due under this Agreement, the Notes or under any of the Related Documents, whether by operation of law or otherwise, and any refinancings, substitutions, extensions, renewals, replacements and modifications for or of any or all of the foregoing.

“Operating Lease” means any lease of (or other agreement conveying the right to use) any real or personal property by the Guarantor or any Subsidiary, as lessee, other than any Capital Lease.

“Permitted Liens” see Section 8.8 and Schedule 1.1.

“Person” means an individual or a corporation, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, limited liability company, government (or any agency or political subdivision thereof) or other entity of any kind.

“Presidential” means Presidential Airways, Inc., a Florida corporation.

“Prime Commercial Rate” means the rate established by Bank from time to time based on its consideration of economic, money market, business and competitive factors, and it is not necessarily the Bank’s most favored rate.  Subject to any maximum or minimum interest rate limitation specified herein or by applicable law, any variable rate of interest on the Loans based upon the Prime Commercial Rate shall change automatically without notice to the Borrower immediately with each change in the Prime Commercial Rate.

“Proceeds” means “proceeds” as such term is defined in the UCC.

“Recovery Claim” - See Section 11.9.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System and any successor rule or regulation of similar import as in effect from time to time.

“Related Documents” means, collectively, the Notes, the Collateral Documents, the Guaranty and all other documents, instruments and agreements executed by the Borrower, or the Guarantor pursuant to or in connection with this Agreement, or any amendment of this Agreement.

“Restricted Payment” means any payment in connection with (a) any dividend payment in cash or otherwise to any holders of the Capital Stock of the Guarantor, and (b) any purchase or redemption of any of the Capital Stock of the Guarantor.

“Revolving Loans”  See Section 2.1.

“Revolving Loan Note”  See Section 3.1.

“Security Agreement” means any aircraft security agreement by which an Aircraft is pledged to the Bank as collateral for any Loan made pursuant to this Agreement and any security agreement by which the assets of the Borrower or the Guarantor are pledged to the Bank as collateral for any Loan made pursuant to this Agreement.

“Significant Subsidiary” means at any time any Subsidiary of the Guarantor which accounts for more than (i) 10% of the Consolidated assets of the Guarantor and its Subsidiaries, or (ii) 10% of the Consolidated revenue of the Guarantor and its Subsidiaries.

“Software” means software as defined by the UCC.

“Subsidiary” means a Person of which the Borrower and/or its other Subsidiaries own, directly or indirectly, such number of outstanding shares as have more than 50% of the ordinary voting power for the election of such corporation’s directors.

“2010 Credit Agreement” means a Credit Agreement, to be entered into by and among the Guarantor, the lenders party thereto, and Bank of America, as Administrative Agent, providing for a $75,000,000 revolving credit facility, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“UCC” and “Uniform Commercial Code” mean the Uniform Commercial Code as in effect from time to time in the State of Michigan; provided, that if by reason of mandatory provisions of law, the perfection or the effect of perfection or non-perfection of the security interest or Lien in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than Michigan, “UCC” and “Uniform Commercial Code” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection.

Section 1.2.                                   Construction.

(a)                                  The words “hereof,” “herein,” and “hereunder,” and other words of a similar import refer to this Agreement as a whole and not to the individual Sections in which such terms are used.

(b)                                 References to sections and other subdivisions of this Agreement are to the designated Sections and other subdivisions of this Agreement as originally executed.

(c)                                  The headings of sections and other captions are for convenience only and shall not define or limit the provisions hereof.

(d)                                 Where the context so requires, words used in singular shall include the plural and vice versa, and words of one gender shall include all other genders.

ARTICLE II

THE LOANS

Section 2.1.                                   Revolving Loan Commitment.  On the terms and subject to the conditions set forth in this Agreement, the Bank agrees to disburse amounts (collectively, the “Revolving Loans”) from time to time during the period from the date of this Agreement up to but not including the Credit Termination Date in an aggregate principal amount not to exceed , at any time outstanding, the Aggregate Facility (the “Aggregate Revolving Credit Commitment”).  The Aggregate Revolving Credit Commitment shall not, at any time, exceed the lesser of the Aggregate Facility or the Borrowing Base.  Each Revolving Loan shall be made and maintained at the Bank’s Lending Office.  Subject to the limitations set forth above, and the terms and conditions of this Agreement, amounts borrowed and repaid by Borrower pursuant to this Section 2.1 may be reborrowed.

Section 2.2.                                   Disbursement Procedures For All Loans.  The Borrower shall give the Bank notice (in writing) of its request for any Loan not later than 10:00 a.m. (Grand Rapids, Michigan time) on the Business Day prior to the date such Loan is to be disbursed.  The notice shall be in a form provided by the Bank, and shall specify (a) the date of the Loan, (b) the amount of the Loan, (c) the account of the Borrower, the Guarantor or any other Subsidiary of the Guarantor into which the Loan is to be disbursed, (d) the borrowing date (which shall be a Business Day) and (e) shall include a current Borrowing Base Report.  Each request for a Loan shall automatically constitute a representation and warranty by the Borrower that, as of the date of the disbursement, all conditions precedent to the making of such advance have been satisfied, and that no Event of Default exists.  Proceeds of any Loan shall, if required by the Bank, be disbursed to an escrow agent acceptable to the Bank, with instructions to first pay all liens and adverse interests in the Aircraft to be acquired, and then pay the balance to Borrower, or in such other manner acceptable to Borrower and the escrow agent.  Provided that all conditions precedent to disbursement are satisfied, and provided that the requested Loan can be made in accordance with the limitations contained in this Agreement, the Bank shall disburse the requested Loan in immediately available funds on the borrowing date.

Section 2.3.                                   Deposits to Borrower’s Account.  Absent direction to the contrary from the Borrower, the Bank shall have the right to deposit any Loan disbursement in the Borrower’s cash concentration account maintained at Bank of America, N.A. in the Borrower’s name.

Section 2.4.                                   Collateral and Guaranties.  The Obligations shall be secured as follows:

(a)                                  Except as otherwise provided in Section 2.4 above, all Obligations shall be secured by (i) a first priority security interest in all Aircraft now owned or hereinafter acquired by the Borrower, and included in the Borrowing Base, and (ii) a first priority security interest in every lease agreement pursuant to which any Aircraft included in the Borrowing Base is leased to any third party, including Presidential or any other Subsidiary of the Guarantor.  Borrower shall execute and deliver to the Bank all documents, certificates and instruments to create, perfect and establish the priority of any security interest required by the Bank pursuant to this paragraph.  For purposes of this Section 2.4, all Aircraft listed on the attached Exhibit C shall be pledged as Collateral for the Obligations as of the Closing Date.

(b)                                 The Loans shall be secured by (i) an unlimited, unsecured parent guaranty issued by AAR to the Bank, and the Guaranty shall be in form and substance satisfactory to the Bank and secure not less than 100% of the outstanding principal balance of the Loans at any time.

(c)                                  At the Borrower’s request, the Bank shall release its security interest in any Aircraft and Collateral related to such Aircraft, including without limitation, its security interest in any lease payments and accounts receivable derived from such Aircraft, in connection with any financing or refinancing of such Aircraft with credit extended by another financial institution separate and independent from this Agreement, any sale of such Aircraft or any other removal of such Aircraft from the Borrowing Base, upon Bank’s receipt of prepayment of the Loans to the extent required under Section 2.5 immediately after giving effect to such removal.  The Bank shall execute and deliver such documents reasonably required by the Borrower to affect the release required by this paragraph.

Section 2.5.                                   Overadvance.  If, at any time, the total outstanding principal balance of the Revolving Loans exceeds any applicable limitation set forth in this Agreement (an “Overadvance”), Borrower shall prepay the excess within two (2) Business Days of written notification from Bank.  Notwithstanding anything contained herein to the contrary, the Borrower shall have the right to request the Bank to extend Revolving Loans to the Borrower that will result in an Overadvance provided, however, that Borrower pledges additional Collateral sufficient in the Bank’s sole discretion, exercised in good faith, to adequately secure the excess, or such excess is guaranteed by AAR.  The Bank may grant such request in its sole discretion.

ARTICLE III

THE NOTES

Section 3.1.                                   The Revolving Loan Note.  All Revolving Loans made by the Bank under this Agreement shall be evidenced by a single promissory note (herein, as the same may be amended, modified or supplemented from time to time, and together with any renewals thereof or exchanges or substitutions therefore, called the “Revolving Loan Note”) substantially in the form set forth in Exhibit A with appropriate insertions, payable to the order of the Bank.  The Revolving Loan Note shall represent the obligation of the Borrower to repay the Revolving Loans owing to the Bank.  The date and amount of each Revolving Loan made by the Bank, and of each repayment of principal thereon received by the Bank shall be recorded by such Bank in its records or, at its option, on a schedule attached to the Revolving Loan Note.  The aggregate unpaid principal amount so recorded shall be rebuttable presumptive evidence of the principal amount owing and unpaid on the Revolving Loan Note.  The failure so to record any such amount or any error in so recording any such amount, however, shall not limit or otherwise affect the Borrower’s obligations hereunder or under the Revolving Loan Note to repay the principal amount of the Revolving Loans together with all interest accruing thereon.

ARTICLE IV

INTEREST AND FEES

Section 4.1.                                   Interest Rate.  The Borrower hereby promises to pay interest on the unpaid principal amount of each Loan commencing on the date of disbursement of such Loan until the Loan is paid in full at the Applicable Interest Rate; provided, however, that upon the occurrence of an Event of Default and Borrower’s failure to cure such Event of Default prior to the expiration of any applicable cure period, the unpaid principal amount of the Loan shall bear interest thereafter at a rate per annum equal to the Default Rate.

Section 4.2.                                   Computation of Interest.  Interest on the Loan shall be computed for the actual number of days elapsed on the basis of a 360 day year and actual days elapsed.  Subject to any maximum or minimum interest rate limitations specified herein or by applicable laws, the Applicable Interest Rate shall change automatically without notice to the Borrower on the first day of each LIBOR Rate Interest Period but not more often than each month to reflect any change in the LIBOR Rate.  Should any interest or other charges paid or payable by the Borrower or any party liable for the payment of a Loan in connection with this Agreement or any Related Document result in the computation or earning of interest in excess of the maximum allowed by applicable law, then any and all such excess shall be and the same is hereby waived by the Bank, and any and all such excess paid shall be automatically credited against and in reduction of the outstanding principal balance of the Loan, and the portion of said excess paid which exceeds the outstanding balance of the Loan shall be paid by the Bank to the person legally entitled thereto.

Section 4.3.                                   Suspension of LIBOR Rate.  In the event that Bank reasonably determines that by reason of (1) any change arising after the date of this Agreement affecting the interbank Eurocurrency market or affecting the position of the Bank with respect to such market, adequate and fair means do not exist for ascertaining the applicable interest rates by reference to which the LIBOR Rate then being determined is to be fixed, (2) any change arising after the date of this Agreement in any applicable law or governmental rule, regulation or order (or any interpretation thereof, including the introduction of any new law or governmental rule, regulation or order), or (3) any other circumstance affecting the Bank or the interbank market (such as, but not limited to, official reserve requirements required by Regulation D of the Board of Governors of the Federal Reserve System), the LIBOR Rate plus the Applicable Margin shall not represent the effective pricing to the Bank of accruing interest hereunder based upon the LIBOR Rate, then, and in any such event, the accruing of interest hereunder based upon the LIBOR Rate shall be suspended until Bank shall notify the Borrower that the circumstances causing such suspension no longer exist.  In such case, beginning on the date of such suspension interest shall accrue hereunder at a variable rate of interest per annum, which shall change in the manner set forth below, equal to .26 percentage points in excess of the Prime Commercial Rate.

Section 4.4.                                   LIBOR Rate Unlawful.  In the event that on any date Bank shall have reasonably determined that accruing interest hereunder based upon the LIBOR Rate has become unlawful by compliance by the Bank in good faith with any law, governmental rule, regulation or order, then, and in any such event, the Bank shall promptly give notice thereof to the Borrower.  In such case, accruing interest hereunder based upon the LIBOR Rate shall be terminated and the Borrower shall, at the earlier of the end of each LIBOR Rate Interest Period then in effect or when required by law, repay the advances based upon the LIBOR Rate, together with all interest accrued thereon.  In such case, when required by law, interest shall accrue hereunder at a variable rate of interest per annum, which shall change in the manner set forth below, equal to .26 percentage points in excess of the Prime Commercial Rate.

Section 4.5.                                   Changes in Law.  If, due to (1) the introduction of or any change in or in the interpretation of any law or regulation, (2) the compliance with any guideline or request from any central bank or other public authority (whether or not having the force of law), or (3) the failure of the Borrower to repay any advance when required by the terms of this Agreement, there shall be any loss or increase in the cost to the Bank of accruing interest hereunder based upon the LIBOR Rate, then the Borrower agrees that the Borrower shall, from time to time, upon demand by the Bank, pay to the Bank additional amounts sufficient to compensate the Bank for such loss or increased cost.

Section 4.6.                                   Mitigation.  If the Bank becomes entitled to claim any additional amounts pursuant to Section 4.5, it shall promptly furnish to Borrower a certificate setting forth in reasonable detail the calculation of such amounts, which certificate shall be conclusive evidence, absent manifest error, of the correctness of such amounts.  Notwithstanding anything to the contrary herein, Borrower shall not be required to compensate the Bank pursuant to this Section 4 for any amounts incurred more than six months prior to the date that the Bank submits such certificate to Borrower.  Subject to the terms of the immediately preceding sentence, the obligations of Borrower pursuant to this Section shall survive the termination of this Agreement and the payment of the Loans and Notes and all other amounts payable hereunder.  The Bank agrees that, upon the occurrence of an event or existence of a condition that would entitle it to receive payments under Section 4.5, it will, if requested by the Borrower, to the extent not inconsistent with any applicable legal or regulatory restrictions, use reasonable efforts (a) to make, fund or maintain the interest in its Loans through another lending office, or (b) to take such other reasonable measures, if as a result thereof the additional amounts that would otherwise be required to be paid to the Bank pursuant to this Section would be reduced and if the making, funding or maintaining of its interest in the Loans through such other lending office or in accordance with such other measures, as the case may be, would not, in the good faith judgment of the Bank, result in an economic, legal or regulatory disadvantage or adverse tax consequences to the Bank.

Section 4.7.                                Fees and Expenses.  The Borrower shall be obligated to pay the following fees and expenses:

(a)                                  Commitment Fee.  A commitment fee in the amount of $325,000, shall be due and payable at closing.

(b)                                 Out-of-Pocket Expenses.  All out-of-pocket expenses incurred by the Bank incurred in the course of its due diligence and documentation of the Loans, including, without limitation all attorney’s fees, filing fees, title insurance, and appraisal fees, provided that such fees and expenses shall not exceed (i) $35,000 with respect to appraisal fees, and (ii) $80,000 with respect to all other out-of-pocket fees and expenses.

ARTICLE V

PREPAYMENTS

Section 5.1.                                The Borrower may from time to time prepay the Obligations at any time, in whole or in part.  If a prepayment is made with the proceeds from the sale of Aircraft no longer needed by Borrower for its operations or is a casualty loss of any Aircraft, such prepayment may be made without premium or penalty.  In connection with any other prepayment, Borrower shall pay Bank a pre-payment penalty equal to (a) 50 basis points on the amount of Obligations prepaid during the first 36 months of the term of this Agreement, and (b) 25 basis points on the amount of any Obligations prepaid thereafter.  Notwithstanding the foregoing, during any period of time while interest is accruing hereunder based upon the LIBOR Rate Borrower may not prepay any portion of the outstanding principal balance prior to the expiration of the then current LIBOR Rate Interest Period.

ARTICLE VI

MAKING OF PAYMENTS

Section 6.1.                                Making of Payments.

(a)                                  Except as otherwise provided in paragraph (b) below, all payments payable by the Borrower to the Bank with respect to the Loans (including, without limitation, principal, interest, fees and expenses) shall be made by wire transfer to the Bank at 105 East 4th Street (CN01), Cincinnati, OH 45202, not later than 3:00 p.m. (Grand Rapids, Michigan time) on the date due, in accordance with wire instructions provided by the Bank to the Borrower after the date of this Agreement.  Payments received after that hour shall be deemed to have been received by the Bank on the next following Business Day.  Multiple payments, including without limitation fees, due at the same time may be paid by way of a single wire transfer.

(b)                                 For purposes of this Agreement, all payments and Loan disbursements shall be made in the form of U.S. currency unless otherwise agreed in writing by the parties.

Section 6.2.                                Late Payments.  If a regularly scheduled payment is ten (10) days or more late, the Borrower will be charged five percent (5%) of the payment or $25.00, whichever is greater, but such amount shall become due only if such regularly scheduled payment remains unpaid for three (3) Business Days after Borrower has received notice from Bank of the expiration of such 10-day period.  Said charge shall be in addition for any amounts due as interest at the Default Rate.  Nothing in this Section shall be deemed to postpone the date on which a payment is due or to allow the Borrower any period of grace within which to make any payment.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES

To induce the Bank to enter into this Agreement and to make the Loans hereunder, the Borrower represents and warrants to the Bank that, as of the date hereof and on the date of disbursement of each Loan:

Section 7.1.                                Entity Organization.  Borrower is a limited liability company, duly existing and in good standing under the laws of the State of Delaware, and is duly qualified and in good standing as a limited liability company authorized to do business in each jurisdiction where such qualification is required because of the nature of its activities or properties and where a failure to so qualify would reasonably be expected to have a Material Adverse Effect on its business, operations, assets or condition, financial or otherwise.

Section 7.2.                                Authorization; No Conflict.  The Borrower’s execution, delivery and performance of this Agreement and each of the Related Documents to which it is a party and the consummation of the transactions contemplated by this Agreement and each of the Related Documents are within the Borrower’s entity powers, have been duly authorized by all necessary entity action, require no material governmental, regulatory or other approval which will not be obtained on or prior to the Closing Date, and do not and will not contravene or conflict with any provision of (i) applicable law, (ii) any judgment, decree or order binding on the Borrower or any of its properties, or (iii) the Borrower’s organizational documents, and will not contravene or conflict with, or cause any Lien to arise under, any provision of any agreement or instrument binding upon the Borrower or upon any property of the Borrower.

Section 7.3.                                Validity and Binding Nature.  This Agreement and each of the Related Documents to which the Borrower is a party is (or, when duly executed and delivered, will be) the legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its terms subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforceability of agreements and rights granted thereunder generally, and subject to general principles of equity.

Section 7.4.                                Financial Statements.  All financial statements for AAR and its Subsidiaries available on line via Edgar have been or will be prepared in accordance with GAAP consistently applied (except as disclosed therein) and do or will present fairly the financial condition of the Persons covered thereby as at the dates thereof and the results of their operations for the periods then ended.

Section 7.5.                                Liens.  None of the Collateral is or will be subject to any Lien, except Permitted Liens.

Section 7.6.                                Subsidiaries.  The Borrower has no Subsidiaries as of the Closing Date.

Section 7.7.                                Investment Company Act.  The Borrower is not an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 7.8.                                Public Utility Holding Company Act.  The Borrower is not a “holding company”, or a “subsidiary company” of a “holding company”, or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company, within the meaning of the Public Utility Holding Company Act of 1935, as amended.

Section 7.9.                                Regulation U.  The Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

Section 7.10.                          Accuracy of Information.  All factual information heretofore or contemporaneously furnished by or on behalf of the Borrower to the Bank for purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all other factual information hereafter furnished by or on behalf of the Borrower to the Bank will be, true and accurate in every material respect on the date as of which such information is dated or certified, and, to the best of its knowledge, the Borrower has not omitted and will not omit any material fact necessary to prevent such information from being false or misleading.  The Borrower has disclosed to the Bank in writing all facts of which the Borrower has knowledge which might materially and adversely affect the business, credit, operations, financial condition or prospects of the Borrower or which at any time hereafter might materially and adversely affect any material portion of the Borrower’s properties, or the Borrower’s ability to perform its obligations under this Agreement or the Related Documents.

Section 7.11.                          No Default.  To the best of Borrower’s knowledge, no event has occurred and no condition exists which, upon the execution and delivery of, or consummation of any transaction contemplated by, this Agreement or any Related Document, or upon the funding of any Loan will constitute an Event of Default.

Section 7.12.                          Licenses and Permits.  To the best of its knowledge, the Borrower has obtained all licenses, permits, franchises and other governmental authorizations necessary to the ownership of its properties or to the conduct of its businesses, a failure to obtain or violation of which would reasonably be expected to have a Material Adverse Effect.

Section 7.13.                          Compliance with Applicable Laws.  Except as set forth on Schedule 7.13, to the best of its knowledge, the Borrower is compliance with the requirements of all applicable laws, rules, regulations, and orders of all governmental authorities (Federal, state, local or foreign, and including, without limitation, environmental laws, rules, regulations and orders), a breach of which would reasonably be expected to have a Material Adverse Effect.

Section 7.14.                          Perfected Security Interests.  This Agreement, the other Related Documents and the filing of financing statements necessary to perfect the security interests granted in the Collateral create a valid and perfected first priority security interest in such of the Collateral as to which a security interest may be perfected by the filing of a financing statement, subject only to Permitted Liens.  The filing of Aircraft Security Agreements (in form and substance satisfactory to the Bank) with the applicable governmental regulatory agencies for the countries in which such Aircraft are registered, and the International Registry pursuant to the Cape Town Convention shall constitute perfection of security interest of Bank in such Aircraft required under this Agreement and the Related Documents.  As of the date of this Agreement, the filing offices necessary to perfect the security interests granted hereunder in the Collateral in which a security interest may be perfected by the filing of a financing statement are listed on Schedule 7.19 attached hereto, and all filings and other actions necessary or desirable to perfect such security interest have been duly taken.

Section 7.15.                          Chief Executive Office.  The chief executive office and principal place of business of Borrower is 1100 N. Wood Dale Road, Wood Dale, Illinois 60191.

Section 7.16.                          Other Representations and Warranties.  To the best of Borrower’s knowledge, each of the representations and warranties by the Borrower or the Guarantor in the Related Documents and all information shown in schedules, reports and other documents prepared by or at the request of the Borrower and delivered to the Bank, as such information may be modified by information made available to the Bank pursuant to Section 8.1, is true and correct, in all material respects.

Section 7.17.                          Anti-Terrorism Law Compliance.  Neither the Borrower nor any of its Subsidiaries is subject to or in violation of any law, regulation, or list of any government agency (including without limitation, the U.S. Office of Foreign Asset Control list, Executive Order No. 13224 of the USA Patriot Act) that prohibits or limits the conduct of business with or the receiving of funds, goods or services to or for the benefit of certain Persons specified therein or that prohibits or limits any Bank from making any advances or extensions of credit to the Borrower or from otherwise conducting business with the Borrower.  The Borrower and the Guarantor shall execute and deliver to the Bank such information required by the Bank to verify their respective identities, and to verify the accuracy of the representations set forth in this Section 7.23.

ARTICLE VIII

COVENANTS

Until the Credit Termination Date and thereafter until all Obligations including any Recovery Claims arising hereunder or under any of the Related Documents are paid in full, the Borrower agrees that, unless at any time the Bank shall otherwise expressly consent in writing, it will:

Section 8.1.                                Reports, Certificates and Other Information.  Furnish to the Bank:

(a)                                  Annual Financial Statements — AAR.  As soon as possible, and in any event within 120 days after the close of each fiscal year ended May 31, Consolidated financial statements of AAR, will be available on the internet.

(b)                                 Quarterly Financial Statements — AAR.  As soon as available, and in any event within forty-five (45) days after the close of each fiscal quarter, Consolidated financial statements of AAR will be available on the internet.

(c)                                  Quarterly Covenant Compliance Certificate.  Within ten (10) Business Days of the making available on EDGAR or the internet of the annual financial statements referenced in Section 8.1(a) or the quarterly financial statements referenced in Section 8.1(b), furnish to the Bank a duly completed certificate in the form of attached Exhibit B (a “Covenant Compliance Certificate”) dated the date of such financial statements and signed by an Authorized Officer of AAR, which Covenant Compliance Certificate shall (i) as of the end of each fiscal year of AAR, contain a computation of, and show compliance with the financial ratio contained in Section 8.14 as of the end of such fiscal year, and (ii) state that no Event of Default has occurred and is continuing, or, if there is any such event, describes it and the steps, if any, being taken to cure it.

(d)                                 Notice of Default.  Immediately upon learning of the occurrence of an Event of Default, provide written notice thereof which describes the same and the steps being taken by the Borrower to cure such Event of Default.

(e)                                  Insurance Certificates.  At the time of the initial disbursement of any of the Loans, and from time-to-time thereafter, as reasonably requested by Bank, a certificate of insurance and broker’s undertaking evidencing compliance with the insurance requirements of the Security Agreement

(f)                                    Borrowing Base Report.  Upon and in conjunction with any request for a disbursement of a Revolving Loan and within ten (10) Business Days after any Aircraft ceases to be an Eligible Aircraft, and within Twenty (20) days after the end of each calendar month, Borrower shall provide to the Bank a current calculation of the Borrowing Base in form and substance reasonably satisfactory to the Bank (“Borrowing Base Report”).

(g)                                 Other Information.  Such other information concerning the Borrower or the Guarantor as the Bank may reasonably request from time to time.

Section 8.2.                                Existence and Franchises.  Except as otherwise expressly permitted in this Agreement, maintain and cause Borrower to maintain in full force and affect its existence and all rights, licenses, leases and franchises necessary to the conduct of its business, other than such rights, licenses, leases and franchises the failure of which to maintain would not reasonably be expected to have a Material Adverse Effect.

Section 8.3.                                Books, Records and Inspections.  Maintain complete and accurate books and records, permit the Bank to have access to such books and records, and permit the

Bank, at the Bank’s expense, to inspect the properties and operations of the Borrower at reasonable times, upon reasonable advance notice to the Borrower and during normal business hours.

Section 8.4.                                Insurance.  Maintain in addition to insurance required to be maintained under any other section of this Agreement, such insurance as may be required by law or by the Collateral Documents.

Section 8.5.                                Taxes and Liabilities.  Promptly pay, when due, all taxes, duties assessments and other liabilities, except such taxes, duties, assessments and other liabilities as the Borrower is diligently contesting in good faith and by appropriate proceedings; provided that the Borrower has established and is maintaining adequate reserves with respect thereto in accordance with GAAP.

Section 8.6.                                Limits on Commitments.  Not permit the aggregate outstanding principal amount of any Loan to exceed the limits applicable to it as set forth in Article II.

Section 8.7.                                Ownership of Stock of Borrower.  Not permit, without the prior written consent of the Bank, which consent shall not be unreasonably withheld or delayed, the majority of the issued and outstanding stock or other equity interests of the Borrower, or any warrants or rights convertible, with or without the payment of money, into stock or other equity interests of the Borrower, to be owned by any Persons other than an entity wholly-owned directly or indirectly by AAR.  Borrower shall provide prior written notice to the Bank of any proposed corporate reorganization that results in the transfer of substantially all of the assets of Borrower to the Guarantor or any Subsidiary of the Guarantor.

Section 8.8.                                Liens.  Not create or permit to exist any Lien with respect to any Collateral now owned or hereafter acquired, except the following Liens (herein collectively called the “Permitted Liens”):  (a) Liens for current taxes and duties not delinquent or for taxes being contested in good faith, by appropriate proceedings which do not involve, in the good faith determination of the Bank, any material danger of the sale or loss of any of the Collateral and with respect to which the Borrower has provided for and is maintaining adequate reserves in accordance with GAAP, (b) Liens in favor of the Bank, (c) Liens of mechanics, materialmen, carriers, warehousemen or other like statutory or common law liens securing obligations incurred in good faith in the ordinary course of business that are not yet delinquent in accordance with its terms or are not yet due and payable, (d) Liens in the nature of licenses that arise in the ordinary course of business and consistent with past practice; (e) leases and subleases not prohibited hereunder granted to others not interfering in any material respect in the business of Borrower or any Subsidiary, or (f) attachments or judgment Liens, where the attachment or judgment which gave rise to such Liens does not constitute an Event of Default hereunder.

Section 8.9.                                Change in Nature of Business.  Not without the prior written consent of the Bank, which consent shall not be unreasonably withheld or delayed carry on any business other than a business which is the same in all material respects as its business on the date of this Agreement.

Section 8.10.                          Use of Proceeds.  Not use or permit the direct or indirect use of any proceeds of or with respect to the Loan for the purpose, whether immediate, incidental or ultimate, of “purchasing or carrying” (within the meaning of Regulation U) Margin Stock.

Section 8.11.                          Other Agreements.  Not enter into any agreement containing any provision which would be violated or breached by the performance of its obligations hereunder or under any instrument or document delivered or to be delivered by it hereunder or in connection herewith or which would violate or breach any provision hereof or of any such instrument or document.

Section 8.12.                          Compliance with Applicable Laws.  Comply, and cause each of its Subsidiaries to comply, with the requirements of all applicable laws, rules, regulations, and orders of all governmental authorities (Federal, state, local or foreign, and including, without limitation, environmental laws, rules, regulations and orders), a breach of which would not reasonably be expected to have a Material Adverse Effect, except where the Borrower is contesting an alleged breach in good faith and by proper proceedings and for which the Borrower or such Subsidiary is maintaining adequate reserves in accordance with GAAP.

Section 8.13.                          Environmental Matters.

(a)                                  Not permit the Collateral or any portion thereof to be involved in the use, generation, manufacture, storage, disposal or transportation of Hazardous Material except in compliance with all Environmental Laws.

(b)                                 Keep and maintain the Collateral and each portion thereof in compliance in all material respects with, and not cause or permit the Collateral or any portion thereof to be in material violation of, any Environmental Law.

(c)                                  Immediately notify the Bank in writing of:

(i)                                     Any and all enforcement, cleanup, removal or other governmental or regulatory actions completed, instituted or threatened, or notifications of potential liability issued against the Collateral pursuant to the application of any Environmental Laws;

(ii)                                  Any and all claims made or overtly threatened in writing by any Person against the Collateral relating to damage, contribution, cost recovery, compensation, loss or injury resulting from any presence, release, discharge or migration of any Hazardous Material (the matters set forth in this clause (ii) and the foregoing clause (i) being hereinafter referred to as “Environmental Claims”);

(iii)                               Any and all settlement agreements, consent decrees or other compromises which the Borrower shall enter into with respect to any Environmental Claims; and

(iv)                              Knowledge by Borrower of any occurrence or condition on any real property adjoining or in the vicinity of the Collateral that could cause the Collateral or any part thereof to be subject to any material restrictions on the ownership, occupancy, transferability or use thereof under any Environmental Law.

Section 8.14.                          Financial Covenant.  Guarantor covenants that it will not permit the Fixed Charge Coverage Ratio for any Computation Period to be less than 1.50 to 1.00.

Section 8.15.                          Title to Aircraft Collateral.  Borrower shall, at all times, hold good and marketable title to all Aircraft pledged as Collateral for the Loans, free and clear of all Liens except Permitted Liens.  During any period that any engine, propeller, component, appliance, accessory, instrument, equipment or any other part (each, an “Aircraft Component”)is temporarily replaced, the Bank’s Lien on the replaced Aircraft Component shall continue until permanently replaced as provided in the applicable Security Agreement.

Section 8.16.                          Deposit Account.  Borrower shall cause AAR to deposit $6.5 million in a non-interest bearing direct deposit account at the Bank on or before the Closing Date, and shall cause AAR to maintain a balance of not less than 10% of the outstanding Obligations, from time to time, in that account until the Obligations are repaid in full and the Bank’s obligation to extend credit under this Agreement has terminated.

ARTICLE IX

CONDITIONS OF LENDING

The Bank’s obligation to make any Loan is subject to the following conditions precedent:

Section 9.1.                                Conditions to Disbursement.  The Bank’s obligation to make any Loan is subject to the satisfaction of each of the following conditions precedent:

(a)                                  Fees and Expenses.  The Borrower shall have paid all fees owed to the Bank and shall have reimbursed the Bank for all expenses due and payable under this Agreement on or before the Closing Date including, but not limited to, reasonable attorney’s fees incurred by the Bank.

(b)                                 Documents.  The Bank shall have received all of the following, each duly executed and delivered and dated the Closing Date or such earlier date as shall be satisfactory to the Bank, in form and substance satisfactory to the Bank:

(i)                                     Related Documents.  The Notes, the other Related Documents and such other instruments and documents as the Bank may require.

(ii)                                  Resolutions. Certified copies of resolutions of the Board of Directors or Members of Borrower and, where required, shareholders, authorizing or ratifying the execution, delivery and performance of this Agreement, the Related Documents to which the Borrower is a party and any other documents provided for herein or therein to be executed by the Borrower.

(iii)                               Consents.  Certified copies of all documents evidencing any necessary corporate action, consents and governmental approvals, if any, with respect to this Agreement, the Related Documents and any other documents provided for herein or therein to be executed by the Borrower.

(iv)                              Incumbency and Signatures.  A certificate of the Secretary or an Assistant Secretary of the Borrower certifying the names of the officer or officers of the Borrower authorized to sign this Agreement and the Related Documents to which it is a party, together with a sample of the true signature of each such officer. The Bank may conclusively rely on each such certificate until formally advised by a like certificate of any changes therein.

(v)                                 Opinion of Counsel.  An opinion of legal counsel to the Borrower and the Guarantor, in the form and substance satisfactory to the Bank and its counsel.

(vi)                              Governance Documents.  Certified copies of the Borrower’s current governance documents and certificates evidencing that the Borrower is in good standing under the laws of the State of its formation, and each state or country in which it is required to be qualified to do business and where a failure to so qualify would have a Material Adverse Effect on the business, operations, assets or condition, financial or otherwise, of the Borrower.

(vii)                           Lien Discharges.  Such termination statements and other documents as the Bank deems necessary or appropriate in order to discharge all outstanding Liens on the Collateral (with the exception of Permitted Liens), shall have been filed in all jurisdictions that the Bank deems necessary or advisable.

(viii)                        Documentation with respect to Collateral.  Such policies of title insurance, lien and security interest searches and other documents and instruments as the Bank may reasonably require to evidence the perfection and priority of its liens and security interests in the Collateral.  Notwithstanding the foregoing, no title search or policy of title insurance shall be required with respect to Aircraft pledged to the Bank as collateral for the Obligations, unless and until such Aircraft are included in the Borrowing Base.

(ix)                                Insurance Certificates.  Certificates of insurance and, if requested by the Bank, copies of insurance policies in form reasonably satisfactory to Bank indicating the coverages and conditions required by the Security Agreements. Notwithstanding the foregoing, proof of the insurance coverage described above shall not be required for Aircraft pledged to the Bank as collateral for the Obligations unless and until such Aircraft are included in the Borrowing Base.

(x)                                   Appraisals.  The Bank shall have received satisfactory appraisals of each Aircraft proposed by Borrower for inclusion in the Borrowing Base as of the Closing Date, performed by an appraiser acceptable to the Bank, and the Bank acknowledges that it has received satisfactory appraisals for all such Aircraft.

(xi)                                Representations and Warranties. All representations and warranties set forth in this Agreement or any Related Documents shall be true and accurate in all material respects as of the Closing Date.

(xii)                             Final Credit Review and Approval.  The Bank shall have completed its final credit review of Borrower and the Guarantor, including a review of all outstanding liabilities and contingent liabilities, and the Bank shall be satisfied with the results of that review.

(xiii)                          Other.  Such other documents as the Bank may, in its sole discretion, request.

Section 9.2.                                Waiver of Conditions Precedent to Loan.  The waiver by the Bank with respect to any Loan of its right to receive one or more of the documents, instruments, approvals and opinions required to be delivered to the Bank under this Article IX as a condition precedent to the making of any Loan and/or the waiver by the Bank of any other condition or conditions precedent to the making of such Loan, whether contained in this Article IX, elsewhere in this Agreement or in any of the Related Documents, shall not relieve the Borrower of its obligation to deliver to the Bank all such documents, instruments, approvals and opinions and to comply with all such other conditions, and the Borrower hereby covenants and agrees that it will deliver all such documents, instruments, approvals and opinions and will comply with all such conditions within 45 days following the Closing Date, and if the Borrower fails to make all such deliveries or otherwise fully complied with all conditions precedent to the making of any Loan, such failure shall constitute an Event of Default.

ARTICLE X

EVENTS OF DEFAULT AND THEIR EFFECT

Section 10.1.                          Events of Default.  Each of the following shall constitute an Event of Default under this Agreement:

(a)                                  Nonpayment of Loan and Other Obligations.  Default in the payment when due of principal of or any interest on any Loan, or of any fees or any other amounts payable by the Borrower to the Bank hereunder, and such default shall have continued for a period in excess of five (5) Business Days.

(b)                                 Nonpayment of Other Debt.  Any default shall occur under the terms applicable to any Debt of any the Guarantor or any Significant Subsidiary in an aggregate amount (for all such Debt so affected and including undrawn committed or available amounts and amounts owing to all creditors under any combined or syndicated credit arrangement) exceeding $10,000,000 and such default shall (a) consist of the failure to pay such Debt when due, whether by acceleration or otherwise, or (b) accelerate the maturity of such Debt or permit the holder or holders thereof, or any trustee or agent for such holder or holders, to cause such Debt to become due and payable (or require the Guarantor or any Subsidiary to purchase or redeem such Debt or post cash collateral in respect thereof) prior to its expressed maturity.

(c)                                  Bankruptcy or Insolvency.  A Borrower or the Guarantor becomes insolvent or generally fails to pay, or admits in writing its inability to pay, debts as they become due; or the Borrower or the Guarantor applies for, consents to, or acquiesces in the appointment of, a trustee, receiver or other custodian for the Borrower or the Guarantor or any property thereof, or makes a general assignment for the benefit of creditors; or, in the absence of such application, consent or acquiescence, a trustee, receiver or other custodian is appointed for the Borrower or the Guarantor or for a substantial part of the property thereof and is not discharged within sixty (60) days; or any bankruptcy, reorganization, debt arrangement, or other case or proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding, is commenced in respect of the Borrower or the Guarantor, and if such case or proceeding is not commenced by the Borrower or the Guarantor, it is consented to or acquiesced in by the Borrower or the Guarantor or remains for sixty (60) days undismissed; or the Borrower or the Guarantor takes any action to authorize, or in furtherance of, any of the foregoing.

(d)                                 Other Noncompliance with this Agreement or any Related Document.  Failure by the Borrower to comply with or to perform any provision of this Agreement or any provision of any Related Document (and not constituting an Event of Default under any of the other provisions of this Section 10) and continuance of such failure for 30 days after notice thereof to the Borrower from the Bank or the holder of any Note.

(e)                                  Representations and Warranties.  Any representation or warranty made by the Borrower herein or in any Related Document is false or misleading in any material respect, and if capable of cure, is not cured within thirty (30) days after receipt of notice of such default by Borrower, or any schedule, certificate, financial statement, report, notice, or other writing furnished to the Bank by the Borrower is false or misleading in any material respect on the date as of which the facts therein set forth are stated or certified.

(f)                                    Related Documents.  Any of the Related Documents shall fail to remain in full force and effect except as expressly provided therein due to the breach by the Borrower or the Guarantor; or any action shall be taken by the Borrower or the Guarantor to assert the unenforceability or invalidity of any of the Related Documents.

(g)                                 Judgments.  Final judgments which exceed an aggregate of $10,000,000 shall be rendered against the Guarantor or any Significant Subsidiary and shall not have been paid, discharged or vacated or had execution thereof stayed pending appeal with sixty (60) days after entry or filing of such judgments.

(h)                                 Dissolution of the Borrower or the Guarantor.  A Borrower or the Guarantor voluntarily or involuntarily dissolves or is dissolved, or terminates its existence or has its existence terminated, except in connection with a merger or consolidation of Borrower with, or transfer of all or substantially all assets of Borrower to AAR, or one of its Subsidiaries, and prior notice thereof has been provided to Bank in accordance with Section 8.7.

Section 10.2.  Acceleration; Termination of Commitments.  Upon the occurrence of an Event of Default specified in Section 10.1 above and the expiration of any applicable cure period without a cure being effected, the Bank shall have the right to declare the principal of and the interest on all Loans at the time outstanding, and all other amounts owed to the Bank under this Agreement and the Related Documents, to be forthwith due and payable without presentment, demand, protest, or other notice of any kind, all of which are expressly waived, anything in this Agreement or the Related Documents to the contrary notwithstanding.

Section 10.3.  Rights and Remedies Generally.  If any Event of Default shall occur and be continuing, then the Bank shall have all the rights of a secured party under the UCC, shall have all rights now or hereafter existing under all other applicable laws, and, subject to any mandatory requirements of applicable law then in effect, shall have all the rights set forth in this Agreement and all the rights set forth with respect to the Collateral or this Agreement in any other Related Agreement between the parties hereto.  No enumeration of rights in this Section or anywhere else in this Agreement or in any other Related Agreement between the parties hereto shall be construed to in any way limit the rights or remedies of the Bank.

Section 10.4.  Direct Debtor to Dispose of Collateral.  After the occurrence and during the continuance of any Event of Default, the Bank may direct the Borrower to sell, assign or otherwise liquidate or dispose of all or from time to time any portion of the Collateral, and the Borrower shall use reasonable commercial efforts to comply with such directions, and the Bank may take possession of the Net Proceeds of such Collateral.  The Bank may require the Borrower to direct that all Net Proceeds of such Collateral be paid directly to the Bank and upon such direction the Borrower shall promptly comply.

Section 10.5.  Possession of Collateral.  After the occurrence and during the continuance of any Event of Default, the Bank may take possession of the Collateral as follows:

(a)                                  Bank may require Borrower to deliver to Bank all or any portion of the Collateral and any documents relating to the Collateral.  The Bank may require Borrower to assemble the Collateral and make it available to the Bank at a place to be designated by the Bank.

(b)                                 Bank may, personally or by agents, representatives or attorneys, immediately take possession of all or any part of the Collateral (including the originals of all records pertaining to the Collateral), from Borrower or any other person who then has possession of any part thereof with or without notice or judicial process, and in order to take possession may enter upon any premises of Borrower where all or any part of the Collateral is located and remove such Collateral provided no breach of peace is committed, and may use in connection with such removal any and all services, supplies and other facilities of the Borrower or may, without being responsible for loss or damage (other than loss or damage caused by the gross negligence or willful misconduct of the Bank or its agents) hold, store, keep idle, use, operate or otherwise use or permit the use of the same or any part thereof for such time as the Bank may deem to be commercially reasonable.

(c)                                  Notwithstanding any provision in this Agreement to the contrary, the immediately preceding paragraphs (a) and (b) shall not apply with respect to an item of Collateral during any period of time (identified and commenced by written notice from Borrower to the Bank) when (i) it is necessary to place such Collateral in service pursuant to a contract between Borrower (or any Subsidiary of the Guarantor) and the United States Government or other governmental entity or subdivision thereof (the necessity of which shall be verified to the Bank’s reasonable satisfaction by Borrower or such other person reasonably required by the Bank without disclosing classified information) or (ii) when such actions are prohibited by applicable laws and regulations, provided that within ten (10) days after the commencement of any such period of time, Borrower pledges to the Bank cash, Cash Equivalents, or a letter of credit issued by a financial institution other than the Bank that is reasonably satisfactory to the Bank equal to the fair market value of such Collateral as additional security for the Obligations.

(d)                                 At any time Collateral is in the Bank’s possession, the Borrower shall pay, or promptly reimburse the Bank on demand for, all reasonable costs and expenses (including the cost of any insurance and payment of taxes or other charges) incurred in the custody, preservation, use or operation of the Collateral, and the obligation to reimburse all such costs and expenses shall be secured hereby.

Section 10.6.  Disposition of the Collateral.  After the occurrence and during the continuance of any Event of Default, the Bank may sell, assign, lease, give an option or options to purchase or otherwise dispose of all or any part of the Collateral (or contract to do any of the foregoing) under one or more contracts, agreements or as an entirety, and without the necessity of gathering at the location of sale the property to be sold, at public or private sale or sales, conducted by any officer, nominee or agent of, or auctioneer or attorney for, the Bank at any location of any third party conducting or otherwise involved in such sale or any office of the Bank or other location and in general in such manner, at such time or times and upon such terms and conditions and at such price as the Bank may consider commercially reasonable, for cash or on credit or for future delivery without assumption of any credit risk.  Any of the Collateral may be sold, leased, assigned or options or contracts entered to do so, or otherwise disposed of, in the condition in which such Collateral existed when taken by the Bank or after any overhaul or repair which the Bank shall determine to be commercially reasonable.  Any such disposition which shall be a private sale or other private proceeding shall be made upon not less than ten (10) days advance written notice to the Borrower describing the time after which such disposition is to be made and the intended sale price or other consideration therefor.  Any such disposition which shall be a public sale shall be made upon not less than ten (10) days advance written notice to the Borrower (which the Borrower hereby acknowledges and agrees to be commercially reasonable) specifying the time and place of such sale and, in the absence of applicable requirements of law to the contrary, shall be by public auction, after publication of notice of such auction not less than ten (10) days prior thereto.  To the fullest extent permitted by applicable law, the Bank may bid for and become the purchaser of the Collateral or any item thereof, offered for sale in accordance with this Section without accountability to the Borrower (except to the extent of surplus money received and except as to any accounting of any surplus or deficiency that Borrower is permitted to request under the UCC).  The Bank may require such potential bidders or purchasers to have certain commercially reasonable qualifications.  Notwithstanding anything to the contrary contained in this Agreement, if all or any part of the Collateral is perishable or threatens to decline speedily in value or is of a type customarily sold in a recognized market only such notice as shall be reasonably practicable shall be required.

Section 10.7.  Recourse.  The Borrower shall be liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to satisfy the Obligations.  The Borrower shall also be liable for all reasonable costs and expenses of the Bank incurred in connection with collecting such deficiency, including, without limitation, the reasonable fees and disbursements of any attorneys employed by the Bank to collect such deficiency.

Section 10.8.  Application of Proceeds.  The proceeds of any disposition of Collateral shall be applied as follows:

(a)                                  first, to the payment of any and all expenses and fees (including reasonable attorneys’ fees and disbursements) incurred by the Bank in connection with the exercise of their rights and remedies hereunder, including, without limitation, expenses and fees in connection with obtaining, taking possession of, removing, holding, insuring, repairing, preparing for sale or lease, storing and disposing of Collateral;

(b)                                 next, to the satisfaction of the Obligations in such order of application as the Bank, in its sole discretion, may elect;

(c)                                  next, to any other payment of any amount required to be paid by the Bank by law; and

(d)                                 finally, any remaining surplus to the Borrower.

Section 10.9.  Limitation on Duties Regarding Preservation of Collateral.  The Bank’s sole duty to the Borrower with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under the UCC or otherwise, shall be to deal with such Collateral in the same manner as the Bank deals with similar property for its own account.  The Bank shall have no obligation to take any steps to preserve rights against prior parties to any Collateral.  Neither the Bank nor any of its directors, officers, employees or agents shall be liable for failure to demand, collect or realize upon all or any part of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of the Borrower or otherwise.

Section 10.10. Waiver of Claims.  EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT, THE BORROWER HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, NOTICE AND JUDICIAL HEARING IN CONNECTION WITH THE BANK’S TAKING POSSESSION OR SALE OR THE BANK’S DISPOSITION OF ANY OF THE COLLATERAL DURING THE EXISTENCE OF AN EVENT OF DEFAULT, INCLUDING, WITHOUT LIMITATION, ANY AND ALL PRIOR NOTICE AND HEARING FOR ANY PREJUDGMENT REMEDY OR REMEDIES AND ANY SUCH RIGHT WHICH THE BORROWER WOULD OTHERWISE HAVE UNDER THE CONSTITUTION OR ANY STATUTE OF THE UNITED STATES OR OF ANY STATE.  THE BORROWER HEREBY FURTHER WAIVES (AND RELEASES ANY CAUSE OF ACTION AND CLAIM AGAINST THE BANK AS A RESULT OF), TO THE FULLEST EXTENT PERMITTED BY LAW:

(a)                                  ALL DAMAGES OCCASIONED BY SUCH TAKING OF POSSESSION, COLLECTION OR SALE EXCEPT ANY DAMAGES WHICH ARE THE DIRECT RESULT OF THE BANK’S GROSS NEGLIGENCE, WILLFUL MISCONDUCT, OR NEGLIGENT CONDUCT ESTABLISHED BY CLEAR AND CONVINCING EVIDENCE;

(b)                                 ALL OTHER REQUIREMENTS AS TO THE TIME, PLACE AND TERMS OF SALE OR OTHER REQUIREMENTS WITH RESPECT TO THE ENFORCEMENT OF THE BANK’S RIGHTS HEREUNDER;

(c)                                  EXCEPT AS OTHERWISE EXPRESSLY PROVIDED BY THIS AGREEMENT, DEMAND OF PERFORMANCE OR OTHER DEMAND, NOTICE OF INTENT TO DEMAND OR ACCELERATE, NOTICE OF ACCELERATION, PRESENTMENT, PROTEST, ADVERTISEMENT OR NOTICE OF ANY KIND TO OR UPON THE BORROWER OR ANY OTHER PERSON;

(d)                                 ALL RIGHTS OF APPRAISEMENT, VALUATION, DILIGENCE, STAY, EXTENSION, MORATORIUM OR POST-SALE RIGHTS OF REDEMPTION NOW OR HEREAFTER IN FORCE UNDER ANY APPLICABLE LAW IN ORDER TO DELAY THE ENFORCEMENT OF THIS AGREEMENT; AND

(e)                                  ANY RIGHT TO REQUIRE ANY MARSHALING OF ASSETS AND ANY SIMILAR RIGHT.

Section 10.11. Grant of License to Use General Intangibles.  Solely for the purpose of enabling the Bank to exercise rights and remedies hereunder at such time as the Bank shall be lawfully entitled to exercise such rights and remedies, the Borrower hereby grants to the Bank (subject to any license restrictions binding upon the Borrower), an irrevocable, nonexclusive license (exercisable without payment of royalty or other compensation to the Borrower) to use, assign, license or sublicense any of the General Intangibles, now owned or hereafter acquired by the Borrower, and wherever the same may be located, including in such license reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout thereof, to the extent such General Intangibles do not constitute classified information and such use is permitted under applicable law.

Section 10.12. Covenant of Quiet Engagement.  Provided no Event of Default shall have occurred and be continuing, neither the Bank nor any person or entity lawfully claiming by or through the Bank shall interfere with Borrower’s, the Guarantor’s or any Subsidiary of Guarantor’s, or any lessee’s quiet use, possession or enjoyment of any Aircraft constituting collateral in respect of any Loan made hereunder.

ARTICLE XI

GENERAL

Section 11.1.  Waiver; Amendments.  No delay on the part of the Bank or the holder of any Note in the exercise of any right, power or remedy shall operate as a waiver thereof, nor shall any single or partial exercise by any of them of any right, power or remedy preclude other or further exercise thereof, or the exercise of any other right, power or remedy.  No amendment, modification or waiver of, or consent with respect to, any provision of this Agreement or any Related Document shall in any event be effective unless the same shall be in writing and signed and delivered by the Bank, and then any such amendment, modification, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

Section 11.2.  Notices.  Except as otherwise specifically provided for herein or therein, all notices and other communications under this Agreement and any of the Related Documents shall be in writing or by telephone, confirmed in writing.  Written notices and communications shall be given by:

(a)                                  certified mail;

(b)                                 facsimile or other electronic transmission confirmed by mailing or delivering a copy as provided in clause (a), clause, (c) or clause (d) hereof;

(c)                                  by hand delivery; or

(d)                                 by courier service (including overnight delivery service such as Federal Express).

Notices shall be deemed to have been given (a) in the case of notice by certified mail, three days after deposit thereof in the United States mails, postage prepaid, return receipt requested, and (b) in all other cases, upon receipt of the notice without regard to the date of receipt of any confirming copy; provided that a notice directed to the attention of any individual at a business entity, other than a notice given by telephone, shall be deemed given when received by any employee of the entity at the address or facsimile number to which such notice is to be sent as determined in accordance with this Section.  Copies of notices directed to a party which are required to be sent to other persons shall be deemed received by such other persons on the date on which the party receives such notice.

Notices to the Borrower shall be directed as follows:

EP AVIATION, LLC

1100 North Wood Dale Road

Wood Dale, Illinois  60191

Attention:  Michael Carr, Vice President

Telephone No. (630) 227-2140

Facsimile No. (630) 227-2149

Email: mcarr@aarcorp.com

With a copy to:

AAR CORP.

1100 North Wood Dale Road

Wood Dale, Illinois  60191

Attention:  Michael Carr, Vice President

Telephone No. (630) 227-2140

Facsimile No. (630) 227-2149

Email: mcarr@aarcorp.com

Notices in writing to the Bank shall be directed as follows:

THE HUNTINGTON NATIONAL BANK

105 East 4th Street (CN01)

Cincinnati, OH  45202

Attention:  Kim Trombetta, Sr. Vice President

Telephone Number: (513) 762-5194

Facsimile Number: (513) 762-1873

Notices shall be given to the officer of the Bank at the time responsible for the administration of this Agreement as specified by the Bank to the Borrower from time to time.  A telephonic notice to the Bank, as understood by the Bank, shall be deemed to be the controlling and proper notice in the event of a discrepancy with or failure to receive a confirming written notice.  Either party may change, from time to time, the persons to whom or the addresses, or the telephone numbers or the facsimile numbers to which notices are to be sent by serving upon the other a written notice designated as a “Notice of Change of Address”.

Section 11.3.  Computations.  Where the character or amount of any asset or liability or item of income or expense is required to be determined, or any consolidation or other accounting computation is required to be made, for purposes of this Agreement such determination or calculation shall, to the extent applicable and except as otherwise specified in this Agreement, be made in accordance with GAAP consistently applied; provided that if the Borrower or the Guarantor notifies the Bank that the Guarantor wishes to amend, or has been required to amend under the Guarantor Credit Agreement, the covenant in Sections 8.14 (or any related definition) to eliminate or to take into account the effect of any change in GAAP on the operation of such covenant, then the Guarantor’s compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant (or related definition) is amended in a manner satisfactory to the Guarantor and the Bank.

Section 11.4.  Regulation U.  Each Bank represents that it, in good faith, is not relying either directly or indirectly upon any Margin Stock as collateral security for the extension or maintenance by it of any credit provided for in this Agreement.

Section 11.5.  Costs, Expenses and Taxes.

(a)                                  Subject to the limitation set forth in Section 4.6(b), Borrower agrees to pay on demand all of the Bank’s reasonable out of pocket costs and expenses (including the reasonable fees and out of pocket expenses of counsel) in connection with the preparation, execution, and delivery of this Agreement, the Related Documents and all other instruments or documents provided for herein or delivered or to be delivered hereunder or in connection herewith (including, without limitation, all amendments, supplements and waivers executed and delivered pursuant hereto or in connection herewith).  The Borrower further agrees that the Bank, in its sole discretion, and following notice to the Borrower may deduct all such unpaid amounts from the aggregate proceeds of the Loan.

(b)                                 The Obligations shall include, and the Borrower shall pay to the Bank on demand, any and all reasonable costs, charges, fees and other expenses incurred by the Bank if the Bank, in its sole discretion, (i) employs counsel for advice or other representation (A) with respect to the amendment or enforcement of this Agreement or the Related Documents, or with respect to the Collateral or any other collateral securing the Obligations, (B) to represent the Bank in any litigation, contest, dispute, suit or proceeding or to commence, defend or intervene or to take any other action in or with respect to any litigation, contest, dispute, suit or proceeding (whether instituted by the Bank, the Borrower or any other Person) in any way or respect relating to this Agreement, the Related Documents, the Borrower’s affairs, the Collateral or any other collateral securing the Obligations or (C) to enforce any of the Bank’s rights with respect to the Borrower; (ii) takes any action to protect, collect, sell, liquidate or otherwise dispose of the Collateral any other collateral securing the Obligations hereunder (other than any action by Borrower against and determined adversely to Bank and/or its assigns for breach of any obligation of the “Bank” hereunder and/or under any Related Document); and/or (iii) seeks to enforce or enforces any of the Bank’s rights and remedies with respect to the Borrower.  Without limiting the generality of the foregoing, such costs, charges, fees and expenses shall include:

(i)                                     reasonable fees, costs and expenses of attorneys, accountants and consultants; court costs and expenses; court reporter fees, costs and expenses; long distance telephone charges; telecopier charges; and expenses for travel, lodging and food; and

(ii)                                  any and all fees, costs, and expenses of whatever kind or nature reasonably incurred in connection with the creation, preservation or protection of the Bank’s Liens on, and security interest in, the Collateral, including, without limitation, all fees and taxes in connection with the recording or filing of instruments and documents in public offices, payment or discharge of any taxes or Liens upon or in respect of the Collateral, premiums for insurance with respect to the Collateral and all other fees, costs and expenses in connection with protecting, maintaining or preserving the Collateral and the Bank’s interest therein, whether through judicial proceedings or otherwise, or in defending or prosecuting any actions, suits or proceedings arising out of or relating to the Collateral.

(c)                                  The Borrower further agrees to pay, and to save the Bank harmless from all liability for, any stamp or other taxes which may be payable in connection with the execution or delivery of this Agreement, the Related Documents, the borrowing hereunder, or the issuance of the Notes or of any other instruments or documents provided for herein or delivered or to he delivered hereunder or in connection herewith.

(d)                                 All of the Borrower’s obligations provided for in this Section 11.5 shall be Obligations, and shall survive repayment of any Loan, cancellation of any Note, or any termination of this Agreement or any Related Document.

Section 11.6.  Interest on Advances.  Whenever under the provisions of this Agreement or of any of the Related Documents, the Borrower is obligated to pay certain expenses of the Bank or to reimburse the Bank for amounts advanced by it, whether such advance is by reason of a default by the Borrower or otherwise, the amounts so advanced shall, after three (3) days prior notice from Bank to Borrower, bear interest at the Applicable Interest Rate.

Section 11.7.  Indemnification.  In consideration of the Bank’s execution and delivery of this Agreement and the Bank’s agreement to make any disbursement of the Loan hereunder, the Borrower hereby agrees to indemnify, exonerate and hold the Bank and each of its officers, directors, employees and agents (herein collectively called the “Bank Parties” and individually called a “Bank Party”) free and harmless from and against any and all actions, causes of action, suits, losses, costs (including, without limitation, all documentary or other stamp taxes or duties), liabilities and damages, and expenses in connection therewith, but excluding any action, suits, losses, costs, liabilities and damages, and expenses arising from the Banks’ or any holder of a Note’s gross negligence or willful misconduct (irrespective of whether such Bank Party is a party to the action for which indemnification hereunder is sought) (the “Indemnified Liabilities”), including, without limitation, reasonable attorneys’ fees and disbursements, incurred by the Bank Parties or any of them as a result of, or arising out of, or relating to:

(a)                                  any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of the Loans;

(b)                                 the execution, delivery, performance, administration or enforcement of this Agreement and the Related Documents in accordance with their respective terms by any of the Bank Parties, provided that nothing contained in this clause (b) shall require the Borrower to indemnify, exonerate or hold harmless any of the Bank Parties with respect to any act or failure to act by such Bank Party in breach of the undertakings of the Bank under this Agreement and the Related Documents;

(c)                                  the presence (prior to the date that the Bank acquires possession of the Collateral) on or under the Collateral of any Hazardous Material or underground storage tank, or any releases or discharges of any Hazardous Material (prior to the date that the Bank acquires possession of the Collateral), on, under or from the Collateral (including residual contamination thereon or thereunder), or affecting natural resources; or the performance of any activity undertaken on or off the Collateral (prior to the date that the Bank acquires possession of the Collateral) or relating to the generation, use, handling, treatment, removal, storage, decontamination, clean up, transport or disposal of any Hazardous Material located on or under the Collateral (prior to the date that the Bank acquires possession of the Collateral), irrespective whether (i) the Borrower or any of its employees, agents, contractors or subcontractors, (ii) any predecessor in title, or any employees, agents, contractors or subcontractors of the predecessor in title, or (iii) any third Persons occupying or present on the Collateral who engaged in such activity prior to, during or subsequent to the term of this Agreement or whether such activities were or will be taken in accordance with applicable laws, regulations, codes and ordinances, except for any such Indemnified Liabilities arising solely on account of such Bank Party’s gross negligence, willful misconduct, or negligence established by clear and convincing evidence; or

(d)                                 any misrepresentation in this Agreement or in any Related Document or in any statement or writing contemplated by or made or delivered pursuant to or in connection with this Agreement or any Related Document or any breach of any warranty or covenant herein or in any Related Document

If and to the extent that the foregoing agreements described in this Section 11.7 may be unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.  All of the Borrower’s obligations under this Section 11.7 shall survive repayment of the Loans, cancellation of any Note, or any termination of this Agreement or any Related Document

Section 11.8.  Power of Attorney.  After the occurrence and continuation of an Event of Default, and after the Bank has accelerated the Loans and given notice thereof to Borrower, the Borrower hereby irrevocably appoints the Bank (and any officers, employees or agents designated by Bank), with full power of substitution by Bank, as its attorney, with power (a) to endorse the name of the Borrower on any checks, notes, acceptances, money orders, drafts or other forms of payment or security that constitute part of the Collateral or that may come into the Bank’s possession in accordance with this Agreement, and (b) in the exercise of its rights hereunder or as may otherwise be reasonably necessary or desirable to accomplish the purposes of this Agreement, to sign the name of the Borrower on any invoice or bill of lading relating to any Collateral, on any drafts against customers related to letters of credit, on schedules and assignments of accounts furnished to the Bank by the Borrower, on notices of assignment, financing statements, chattel mortgages and amendments and supplements thereto, and other documents relating to the perfection or priority of any of the Bank’s security interests, or verifications of account and on notices to or from customers.  The Borrower hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof.  This power of attorney is a power coupled with an interest and shall be irrevocable.  Any failure by the Bank to give the Borrower prior notice of actions taken by the Bank under this Section shall not affect the validity or enforceability of any such actions, nor shall the Bank incur any liability or penalties for such failure.  The powers conferred on the Bank hereunder are solely to protect the interests of the Bank in the Collateral and shall not impose any duty upon the Bank to exercise any such powers.

Section 11.9.  Termination of Agreement; Recovery Claims.  This Agreement shall terminate when all the Obligations have been fully and finally paid and performed (other than continuing indemnification obligations not then due and payable) and all commitments and other undertakings of the Bank to extend credit to the Borrower have terminated, at which time the Bank shall reassign and redeliver (or cause to be reassigned and redelivered) to the Borrower, or to such Person as the Borrower shall designate, against receipt, such of the Collateral (if any) assigned by the Borrower to the Bank as shall not have been sold or otherwise applied by the Bank pursuant to the terms hereof and shall still be held by it hereunder, together with appropriate instruments of reassignment and release.  Any such reassignment shall be without recourse upon or representation or warranty by the Bank and shall be at the cost and expense of the Borrower.  Should a claim (“Recovery Claim”) be made upon the Bank at any time for recovery of any amount received by the Bank in payment of the Obligations (whether received from the Borrower or otherwise) and should the Bank repay all or part of said amount by reason of (a) any judgment, decree or order of any court or administrative body having jurisdiction over the Bank or any of its property; or (b) any settlement or compromise of, or other agreement with respect to, any such Recovery Claim effected by the Bank with the claimant (including the Borrower), this Agreement and the security interests granted to the Bank hereunder shall continue in effect with respect to the amount so repaid to the same extent as if such amount had never originally been received by the Bank, notwithstanding any prior termination of this Agreement, the release of any or all of the Collateral, or the cancellation of any note or other instrument evidencing the Obligations.

Section 11.10. References to Subsidiaries.  The provisions of this Agreement relating to Subsidiaries shall apply only during such times as the Borrower has one or more Subsidiaries.

Section 11.11. Governing Law; Jury Trial; Severability.  This Agreement and the Note shall be a contract made under and governed by the laws of the State of Michigan, without regard to conflict of laws principles. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under such law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.  All obligations of the Borrower and rights of the Bank and any other holders of the Note, which obligations and rights are described herein or in the Note, shall be in addition to and not in limitation of those provided by applicable law.

THE BORROWER AND THE BANK IRREVOCABLY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING (I) TO ENFORCE OR DEFEND ANY RIGHTS UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE RELATED DOCUMENTS, THE LOAN OR ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH, OR (II) ARISING FROM ANY DISPUTE OR CONTROVERSY IN CONNECTION WITH OR RELATED TO THIS AGREEMENT, THE RELATED DOCUMENTS, THE LOAN, OR ANY SUCH AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT, AND AGREE THAT ANY SUCH ACTION OR COUNTERCLAIM SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

THE BORROWER IRREVOCABLY AGREES THAT, SUBJECT TO THE BANK’S SOLE AND ABSOLUTE ELECTION, ANY ACTION OR PROCEEDING IN ANY WAY, MANNER OR RESPECT ARISING OUT OF THIS AGREEMENT, THE RELATED DOCUMENTS, THE LOAN OR ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH, OR ARISING FROM ANY DISPUTE OR CONTROVERSY ARISING IN CONNECTION WITH OR RELATED TO THIS AGREEMENT, THE RELATED DOCUMENTS, THE LOAN OR ANY SUCH AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT SHALL BE LITIGATED ONLY IN THE COURTS HAVING SITUS WITHIN THE STATE OF MICHIGAN, AND THE BORROWER HEREBY CONSENTS AND SUBMITS TO THE JURISDICTION OF ANY LOCAL, STATE OR FEDERAL COURT LOCATED WITHIN SUCH STATE.  THE BORROWER HEREBY WAIVES ANY RIGHT IT MAY HAVE TO TRANSFER OR CHANGE THE VENUE OF ANY LITIGATION BROUGHT AGAINST THE BORROWER BY THE BANK IN ACCORDANCE WITH THIS SECTION.

IF AND TO THE EXTENT ANY PROVISION OF ANY RELATED DOCUMENT IS INCONSISTENT WITH THE PROVISIONS OF THIS AGREEMENT, THE PROVISIONS OF THIS AGREEMENT SHALL CONTROL.

Section 11.12. Joint and Several Liability.  Notwithstanding anything to the contrary set forth in this Agreement or in any Related Document, to the extent that the more than one entity falls within the definition of “Borrower” as defined herein, the obligations of the Borrower hereunder and under the Related Documents are joint and several and each entity comprising the Borrower hereby agrees that it shall be liable for the entire amount of the Obligations.

Section 11.13. Counterparts.  This Agreement and any amendment or supplement hereto or any waiver granted in connection herewith may be executed in any number of counterparts and by the different parties on separate counterparts and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Agreement.  An executed counterpart of this Agreement delivered by facsimile or other electronic means shall for all purposes be as effective as delivery of an original, executed counterpart.

Section 11.14. Successors and Assigns.  This Agreement shall be binding upon the Borrower, the Bank and their respective successors and assigns, and shall inure to the benefit of the Borrower, the Bank and the Bank’s successors and assigns. The Borrower shall have no right to assign its rights or delegate its duties under this Agreement.

Section 11.15. Prior Agreements.  The terms and conditions set forth in this Agreement shall supersede all prior agreements, discussions, correspondence, memoranda and understandings (whether written or oral) of the Borrower and the Bank concerning or relating to the subject matter of this Agreement.

Section 11.16. Assignment; Sale of Participating Interests.  The Bank may sell or assign all or any part of its interest in any Loan to another financial institution with the consent of the Borrower (which consent shall not be unreasonably withheld or delayed and shall not be required for an assignment by the Bank to one of its Affiliates or in the event Bank is acquired by or merged with another financial institution); provided that, if an Event of Default exists, no such notice to, or consent from, the Borrower shall be required.  The Bank may sell or assign one or more participating interests in any Loan to other financial institutions without notice to, or consent from, the Borrower.  The terms and conditions of any such sale or assignment shall be determined by the Bank in its sole discretion.

(Signatures appear on the following page)

WHEREFORE, the parties have executed this Master Loan Agreement as of the date first written above.

EP AVIATION, LLC, a Delaware limited liability company

By	/s/ Timothy J. Romenesko

Its	Manager

BORROWER

Solely for the purpose of agreeing to the Financial Covenant of Section 8.14:

AAR CORP., a Delaware corporation

By	/s/ David P. Storch

Its	Chairman & CEO

GUARANTOR

THE HUNTINGTON NATIONAL BANK, a national banking association

By	/s/ Kim J. Trombatta

Its	Sr. Vice President
Equipment Finance Division

BANK

SCHEDULE 1.1

PERMITTED LIENS

[NONE]

SCHEDULE 7.13

COMPLIANCE WITH APPLICABLE LAWS

The matters described on Schedules 5.8 and 5.9 of the Membership Interest Purchase Agreement, dated as of March 25, 2009, by and among Xe Services, AAR Airlift, LLC and AAR Corp.

SCHEDULE 7.14

FILING OFFICES

1.                                       Federal Aviation Administration IAA Aircraft Registry

P.O. Box 25504

Oklahoma City, Oklahoma  73125

2.                                       International Registry of Mobile Assets (Cape Town)

3.                                       State of Delaware

Delaware Division of Corporations

401 Federal Suite — Suite 4

Dover, DE  19901

SCHEDULE 8.9

PERMITTED INDEBTEDNESS

[NONE]

EXHIBIT A

FORM OF:

REVOLVING LOAN NOTE

$65,000,000.00	Grand Rapids, Michigan
April 23, 2010

The undersigned, for value received, jointly and severally promise to pay to the order of THE HUNTINGTON NATIONAL BANK (together with its successors and assigns, called the “Bank”) at the Bank’s principal office in Grand Rapids, Michigan, the principal amount of Sixty-Five Million and No/100 Dollars ($65,000,000.00), or, such lesser amount as shown either on any Schedule attached hereto or in the Bank’s records.

Each disbursement under this Note shall be accounted for separately, and shall be repaid in equal monthly installments of 1/84th of the principal amount of such disbursement, plus interest accrued at the Applicable Interest Rate on the outstanding amount of such disbursement through the date of payment.  Payments under this Note shall begin on the first Business Day of the month immediately following the initial disbursement of the Loan, and continuing on the first Business Day of each month thereafter.  Notwithstanding the foregoing, all outstanding principal and accrued interest shall automatically become due and payable on the Credit Termination Date.

Subject to any maximum or minimum interest rate limitations specified herein or by applicable laws, the Applicable Interest Rate shall change automatically without notice to the Borrower on the first day of each LIBOR Rate Interest Period but not more often than each month to reflect any change in the LIBOR Rate.  This Note may be prepaid in whole or in part at any time as provided in the Credit Agreement (as hereinafter defined).  Payments of both principal and interest shall be made in the form of lawful money of the United States of America.  If a regularly scheduled payment is made ten (10) or more days after it is due, the undersigned will be charged the greater of 5% of the late payment or $25.00.

Terms used but not otherwise defined herein are defined in that Master Loan Agreement dated as of April 23, 2010 between the undersigned and the Bank (herein, as the same may be amended, modified or supplemented from time-to-time called the “Credit Agreement”).  The Credit Agreement sets forth said terms and provisions, including those under which this Note may or must be paid prior to its due date or may have its due date accelerated.  This Note is secured pursuant to the Credit Agreement and various Related Documents referred to therein, and reference is made thereto for a statement of terms and provisions.

In addition to, and not in limitation of, the foregoing and the provisions of the Credit Agreement hereinabove referred to, the undersigned further jointly and severally agree, subject only to any limitation imposed by applicable law, to pay all reasonable expenses, including reasonable attorneys’ fees and expenses, incurred by the holder of this Note in seeking to collect any amounts payable hereunder which are not paid when due, whether by acceleration or otherwise.

The undersigned and the Bank acknowledge and agree that execution and delivery of this Note by the Trustee, not in its individual capacity but only in its capacity as Trustee of the Aircraft Trust, shall not create or impose any liability for the Obligations upon the Trustee, but shall only bind the Aircraft Trust.

This Note is binding upon the undersigned and its successors and assigns, and shall inure to the benefit of the Bank and its successors and assigns.  This Note is made under and governed by the laws of the State of Michigan without regard to conflict of laws principles.

EP AVIATION, LLC,
a Delaware limited liability company

By:

Its:

EXHIBIT B

FORM OF:

COVENANT COMPLIANCE CERTIFICATE

The undersigned certifies to Huntington National Bank (the “Bank”), as of the date of this Certificate, the following:

A.                                   The undersigned is the chief financial officer of AAR CORP., a Delaware corporation (“AAR”), and have been authorized and directed to execute this Certificate on behalf of AAR and its subsidiaries, and EP Aviation, LLC, a Delaware limited liability company (“Borrower”).

B.                                     We have read and understand the Master Loan Agreement dated as of April       , 2010, and as subsequently amended, supplemented or otherwise modified “) from time to time (the “Credit Agreement”) between the Borrower and the Bank.

C.                                     The financial statements of AAR and its Subsidiaries available online via Edgar are true and accurate, and fairly reflect the financial condition of such as of the reporting periods covered by those financial statements which are in accordance with Generally Accepted Accounting Practices, except as follows:

1	.

2	.

D.                                    The undersigned represents and warrants that no Event of Default under the Credit Agreement has occurred on or before the date of this Certificate except as follows: (check the appropriate box with an X)

1                                          ☐ Not Applicable (No Events of Default have occurred that have not been waived in writing by the Bank).

2                                          ☐ The following Events of Default have occurred and/or are continuing and have not been waived in writing or amended in writing by the Bank:

a.

b.

E.                                      Based upon the Consolidated and Consolidating financial statements of AAR the Fixed Charge Coverage Ratio is                  to                  and therefore, Borrower (is/is not) in compliance with the financial covenant set forth in Section 8.14 of the Credit Agreement.

F.                                      Terms not otherwise defined in this Certificate shall have the meanings given to them in the Credit Agreement.

The undersigned has signed this Certificate on behalf of AAR and the Borrower on                                       , 20      .

AAR CORP., a Delaware corporation

By

Its:

EXHIBIT C

AIRCRAFT PLEDGED AS COLLATERAL

Owner	Deployed/ Not Deployed	Model	Reg. No.	HNB – Appraisal Value	75% of HNB Appraisal Value
EPA	Deployed	C-212-200 CC 50	N966BW	$891,781.00	$668,835.75
EPA	Deployed	C-212-200 CC 60	N963BW	$1,065,597.00	$799,197.75
EPA	Deployed	C-212-200 CD 51	N967BW	$902,242.00	$676,681.50
EPA	Deployed	C-212-200 CD 51	N2357G	$1,084,952.00	$813,714.00
EPA	Deployed	C-212-300 DF	N6369C	$1,201,210.00	$900,907.50
EPA	Deployed	S-61N	N61NH	$3,969,000.00	$2,976,750.00
EPA	Deployed	S-61N	N725JH	$4,129,000.00	$3,096,750.00
EPA	Deployed	S-61N	N905AL	$4,177,700.00	$3,133,275.00
EPA	Deployed	S-61N	N103WF	$4,307,000.00	$3,230,250.00
EPA	Deployed	S-61N	N364FH	$4,312,000.00	$3,234,000.00
EPA	Deployed	S-61N	N116AZ	$4,483,700.00	$3,362,775.00
EPA	Deployed	SA-227DC Metro 23	N955BW	$941,450.00	$706,087.50
EPA	Deployed	SA-227DC Metro 23	N956BW	$1,066,900.00	$800,175.00
EPA	Deployed	214ST	N3897N	$1,759,950.00	$1,319,962.50
EPA	Deployed	214ST	N5748M	$2,084,250.00	$1,563,187.50
EPA	Deployed	214ST	N59806	$2,118,290.00	$1,588,717.50
EPA	Deployed	214ST	N8045T	$2,121,795.00	$1,591,346.25
EPA	Deployed	214ST	N391AL	$2,213,950.00	$1,660,462.50
EPA	Deployed	CN 235	N2696S	$2,031,499.00	$1,523,624.25
EPA	Deployed	CN 235	N1269J	$2,063,074.00	$1,547,305.50
EPA	Deployed	DHC-8-102	N308RD	$3,611,600.00	$2,708,700.00
EPA	Deployed	DHC-8-103	N810LR	$2,533,000.00	$1,899,750.00
EPA	Deployed	DHC-8-103	N150RN	$2,588,600.00	$1,941,450.00
EPA	Deployed	DHC-8-103	N801LR	$2,842,000.00	$2,131,500.00
EPA	Deployed	S-61N	N410GH	$3,962,500.00	$2,971,875.00
EPA	Deployed	S-61N	N612RM	$4,912,000.00	$3,864,000.00
EPA	Deployed	SA330J Puma	N6973C	$2,212,300.00	$1,659,225.00
EPA	Deployed	SA330J Puma	N2851T	$3,018,500.00	$2,263,875.00
EPA	Deployed	SA330J Puma	N2783R	$3,336,100.00	$2,502,075.00
EPA	Deployed	SA330J Puma	N330KW	$3,459,000.00	$2,594,250.00
EPA	Deployed	SA330J Puma	N10248	$3,723,700.00	$2,792,775.00
EPA	Deployed	SA330J Puma	N605R	$4,149,400.00	$3,112,050.00
			TOTAL:	$87,274,040.00	$65,455,530.00